Michael K. Devlin                                       Immediately
Senior Vice President
(617) 628-4000


                      CENTRAL BANCORP REPORTS SETTLEMENT OF
                      REIT-RELATED STATE TAX LIABILITY

     SOMERVILLE,  MASSACHUSETTS,  June 24, 2003-- Central Bancorp, Inc. (NASDAQ:
CEBK), the holding company for Central Co-operative Bank (the "Central Bank"), today reported that Central Bank is one of a group of banks that has entered into an agreement with the Massachusetts Department of Revenue (the "DOR") to settle the issue related to state income taxes owed on dividends received from the Bank's real estate investment trust (REIT) subsidiary for the fiscal periods 2000 to 2003. Under the agreement, Central Bank paid $430,547, representing 50% of the amount assessed for the fiscal 2000 to 2002 tax years, including interest. Central Bank had previously paid, as part of its estimated tax payments, the estimated 50% settlement amount of $167,830 for fiscal 2003. These payments are deductible for federal tax purposes.

     During the fourth quarter of fiscal 2003, the Company accrued approximately $850,000, representing an estimate of the cost of state legislation passed on March 5, 2003, which retroactively eliminated the 95% dividends received deduction applicable to dividends paid to Central Bank by its REIT subsidiary. Based on the settlement reached with DOR, the Company has reversed $374,000 of the taxes previously accrued for this matter, which will be included as a reduction of income tax expense in the Company's financial results for the quarter ending June 30, 2003.

     Central Bank, a Massachusetts-chartered co-operative bank, operates eight full-service banking offices and one limited-service high school branch in suburban Boston.


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This press release may contain  certain  forward-looking  statements,  which are based on management's current expectations regarding economic, legislative and regulatory issues that may impact the Company's earnings in future periods. Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, real estate values and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental,
regulatory  and  technological   factors  affecting  the  Company's  operations,
pricing, products and services.
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